Exhibit 99.1

U.S. GOLD CORP. ANNOUNCES $2.0 MILLION REGISTERED DIRECT OFFERING

ELKO, NV, March 30, 2020 – U.S. Gold Corp. (“U.S. Gold,” the “Company,” “we,” “our” or “us”) (NASDAQ: USAU) today announced that it has entered into a securities purchase agreement with certain institutional investors, providing for the purchase and sale of 357,143 shares of common stock at a price of $5.60 per share in a registered direct offering, resulting in total gross proceeds of $2.0 million. The Company also agreed to issue unregistered warrants to the investors in a concurrent private placement to purchase up to 1 share of common stock for each share of common stock purchased with an exercise price of $7.00 per share. The warrants will be exercisable six months following the issuance and will expire five years following the initial exercise date. The closing of the sale of the securities is expected to take place on or about March 31, 2020, subject to the satisfaction of customary closing conditions.

The shares of common stock were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-217860), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on May 15, 2017. The warrants and shares issuable upon exercise of the warrants were offered in a concurrent private placement and have not been registered under the Securities Act of 1933, as amended.

Concurrently with the sale of the common stocks and the warrants, the Company entered into an exchange agreement with holders of shares of the Company’s 0% Series F Convertible Preferred Stock (the “Series F Preferred Stock”) pursuant to which 127 shares of the Company’s Series F Preferred Stock are to be exchanged for 127 shares of the Company’s 0% Series G Convertible Preferred Stock (the “Series G Preferred Stock”). The exchange will be made in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act. The Series G Preferred Stock will have substantially the same terms as that of the Series F Preferred Stock except the conversion price of the Series G Preferred Stock will be $5.60 per share.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by the Company with the SEC. When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: market and other conditions; the satisfaction of customary closing conditions related to the registered direct offering and concurrent private placement; the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold